Exhibit 99.1
NEWS RELEASE
25701 Science Park Drive
Cleveland, OH 44122
FOR IMMEDIATE RELEASE
LAMSON & SESSIONS BOARD OF DIRECTORS NAMES MICHAEL J. MERRIMAN AS CEO AND PRESIDENT
John B. Schulze plans to remain as Chairman until his retirement, which is expected to occur on or before the Company’s April 2007 meeting of shareholders
CLEVELAND, Ohio, October 26, 2006 – The Lamson & Sessions (NYSE: LMS) Board of Directors announced today that Michael J. Merriman, Jr., 50, has been named Chief Executive Officer and President, effective November 15, 2006. Merriman will succeed John B. Schulze, 69, who plans to remain as Chairman until his retirement, which is expected to occur on or before the Company’s next annual meeting of shareholders in April 2007, as announced earlier this year.
Merriman has been Senior Vice President and Chief Financial Officer of American Greetings Corporation since 2005. Prior to that, he was with Royal Appliance Mfg. Co., makers of Dirt Devil appliances, as Chief Financial Officer from 1992 to 1995 and as Chief Executive Officer from 1995 to 2004. Before joining Royal, he spent 14 years as a public accountant with Arthur Andersen, rising to partner in 1990. He was elected as a director of Lamson & Sessions in April 2006.
“Mike is an outstanding leader who brings a successful track record as CEO of a public company, along with a strong background in retail markets, consumer products, product development, strategic acquisitions and international operations,” Schulze said. “As a director of Lamson & Sessions, he has become familiar with our customers, markets and organization. I am confident that he will join forces with our excellent management team and Board of Directors to build on the Company’s current momentum and lead it toward a bright future of sustainable growth and shareholder value.”

Merriman was born and raised in Cleveland. Following his graduation from John Carroll University in 1978 with a bachelor’s degree in business administration, he joined Arthur Andersen, where he worked with a broad range of clients including manufacturers and distributors in a variety of industries. At Royal, he led a successful transformation to a new business model focused on the design and marketing of innovative products along with more efficient global sourcing of production.
Merriman said, “Under John Schulze’s leadership, Lamson & Sessions has achieved strength in key growth markets as a result of the organization’s commitment to customer satisfaction, innovative products and operational excellence. The Company is well-positioned for long-term growth and profitability, and I am excited to have this opportunity to continue guiding it along that path.”
Schulze has been Chief Executive Officer since 1988 and a member of the Company’s Board of Directors since 1984. Prior to joining Lamson & Sessions, Schulze was an executive officer with White Consolidated Industries, Inc., a unit of AB Electrolux.
“I look forward to working closely with Mike in his new role at Lamson & Sessions to ensure a seamless leadership transition over the next several months,” Schulze said. “He is absolutely the right leader to guide the Company during the next phase of its exciting growth trajectory, and it is the right time for me to write the next chapter of my life with my family and outside interests.”
Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) any adverse change in the country’s general economic condition affecting the markets for the Company’s products and (vi) the ability of the Company to identify and complete acquisitions that would complement its business, including the possibility of needing additional debt and equity financing to complete such acquisitions. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.
Note: Earlier today, Lamson & Sessions issued a separate release announcing its third quarter 2006 financial results. To view this release, please visit the Company’s Web site at www.lamson-sessions.com.
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FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557

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